UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ______________
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 2, 2019
 ______________
Mellanox Technologies, Ltd.
(Exact name of Registrant as Specified in its Charter)

Israel	001-33299	98-0233400
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Beit Mellanox
Yokneam, Israel 2069200
(Address of Principal Executive Offices, including Zip Code)
+972-4-909-7200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective January 2, 2019, the Board of Directors of Mellanox Technologies, Ltd. (the “Company”) appointed Doug Ahrens as the Company’s Chief Financial Officer, principal financial officer and principal accounting officer.
Mr. Ahrens, age 52, has over 20 years of operational and strategic finance experience from multinational companies. Most recently, Mr. Ahrens served as chief financial officer of GlobalLogic Inc., a private software engineering firm, from September 2015 to December 2018. Prior to GlobalLogic, Inc., Mr. Ahrens served as chief financial officer of Applied Micro Circuits Corporation, a then-publicly traded fabless semiconductor manufacturer, from October 2013 to September 2015. Prior to October 2013, Mr. Ahrens held various finance roles at Maxim Integrated Products, Inc. and Intel Corporation. Mr. Ahrens holds a B.S. in Mechanical Engineering from the University of California, San Diego and an M.B.A. from Harvard Business School.
In connection with his appointment, Mr. Ahrens’ annual base salary was set at $430,000. For 2019, Mr. Ahrens’ bonus will be the greater of $100,000 or such amount Mr. Ahrens may earn under the 2019 bonus plan, if any, subject to such factors that the Company may determine. Mr. Ahrens will receive an initial award of 33,000 restricted stock units effective as of January 2, 2019, with 1/4th of such restricted stock units to vest on February 1, 2020 and 1/16th of such restricted stock units to vest quarterly thereafter, subject to his continued employment with the Company.
Effective January 2, 2019, the Company entered into an executive severance benefits agreement (the “Severance Agreement”) with Mr. Ahrens. Under the Severance Agreement, if Mr. Ahrens’ employment is terminated without cause or he is constructively terminated during the period that is three-months before or 12-months following a change in control (a “Covered Termination”), subject to providing a general release of all claims, he will be entitled to receive (i) cash severance in the amount of his then-current annual base salary, (ii) up to the payment of his first annual bonus, a fixed amount of $150,000, and, afterwards, the average of the three most recent annual bonuses paid to him as of the date of the Covered Termination, and (iii) the cost of COBRA coverage for 12 months. In addition, upon a Covered Termination, and subject to providing a general release of all claims, Mr. Ahrens’ outstanding equity awards will immediately vest as follows: (a) 25% of the outstanding unvested equity awards if the Covered Termination occurs before July 2, 2019; (b) 50% of the outstanding unvested equity awards if the Covered Termination occurs between July 2, 2019 and April 2, 2020; and (c) 100% of the outstanding unvested equity awards if the Covered Termination occurs after April 2, 2020.
In addition, effective January 2, 2019, the Company entered into an indemnification undertaking agreement with Mr. Ahrens in the form previously approved for the Company’s officers and directors, which provides for the indemnification of Mr. Ahrens by the Company for certain financial obligations and expenses related to acts or omissions of Mr. Ahrens in his capacity as an officer of the Company. Mr. Ahrens will also be covered under the Company's directors and officers insurance policy in effect for all the Company’s directors and officers.
Mr. Ahrens has no relationships requiring disclosure under Item 404(a) of Regulation S-K and is not a party to any arrangement or understanding with any other person pursuant to which he was selected as an officer.
Eric Johnson, who acted as the Company's interim principal financial officer and principal accounting officer, will remain with the Company and continue in his role as Vice President, Corporate Controller.
Item 7.01. Regulation FD Disclosure.
On January 3, 2019, the Company issued a press release announcing the appointment of Mr. Ahrens as the Company’s Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.
The information contained in this Item 7.01 and the attached Exhibit 99.1 is furnished to and not filed with the Securities and Exchange Commission, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 3, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 3, 2019	MELLANOX TECHNOLOGIES, LTD.

	By:	/s/ Alinka Flaminia
	Name:	Alinka Flaminia
	Title:	Senior Vice President, General Counsel